Exhibit 13




                        UNITED STATES DISTRICT COURT
                        SOUTHERN DISTRICT OF FLORIDA
                               MIAMI DIVISION


-----------------------------------)
MARY PRATT,                        )  Civil Action No. 95-2345
                                   )
                    Plaintiff,     )  CLASS ACTION COMPLAINT
                                   )  ----------------------
                                   )
          - against -              )
                                   )
CATHERINE M. BURZIK, DAVID R.      )
CHALLONER, RICHARD W. FOXEN,       )
DONALD F. MALIN JR., WILLIAM J.    )  JURY TRIAL DEMANDED
                                   )  -------------------
RAZZOUK, ROBERT C. STRAUSS,        )
JAN L. DE RUYTER VAN STEVENINCK,   )
WILTON W. WEBSTER JR., PATRICIA    )
K. WOOLF, ROBERT Q. MARSTON, and   )
CORDIS CORP.,                      )
                    Defendants.    )
                                   )
-----------------------------------


          Plaintiff, by her undersigned attorneys, for her complaint against defendants (the "Complaint"), alleges the following upon information and belief, except as to Paragraph 13 hereof, which is alleged upon personal knowledge.  Plaintiff's information and belief is based upon,

among other things, the investigation made by plaintiff's attorneys, which investigation included, without limitation (a) review and analysis of filings made by defendants and Johnson & Johnson and Johnson & Johnson's wholly-owned subsidiary, JNJ Acquisition Corp. (collectively, with Johnson

& Johnson, "J&J"), with the Securities and Exchange Commission ("SEC"); (b)

review and analysis of securities analysts' reports concerning defendant

Cordis Corp. ("Cordis" or the "Company"); (c) review and analysis of press releases distributed by defendants and J&J; and (d) review and analysis of various reports concerning the Company and J&J which have appeared in newspapers, magazines and trade publications.  Certain facts relevant to the causes of action alleged herein are in the exclusive custody and control of the defendants and are unavailable to plaintiff because,  inter
                                                                     -----

alia, (a) such matters are reflected or memorialized in internal documents
----

that are not publicly available; and (b) plaintiff has not had the opportunity to gain access to this information through discovery or by other means.

                            NATURE OF THE ACTION
                            --------------------

          1.   This is a shareholders' class action lawsuit on behalf of

the public shareholders of defendant Cordis.  These shareholders are currently being deprived of the opportunity to realize the full benefits of their investment in Cordis.

          2.   As more fully described below, the actions of the Individual

Defendants complained of herein lack any legitimate corporate or business purpose and instead have been designed with the sole or primary purpose of entrenching the Individual Defendants in office.  In taking the actions complained of, the Individual Defendants were and are attempting to solidify their control over the business and affairs of Cordis by preventing any third party disfavored by senior management from acquiring all or part of Cordis or otherwise gaining control of the Company.  In addition, the Individual Defendants have manipulated the corporate machinery of Cordis by fundamentally limiting the ability of Cordis's shareholders to associate freely with one another and oppose incumbent management or affect corporate policy through the proxy process or through shareholder resolutions.

          3.   On October 19, 1995, J&J commenced an all-cash tender offer for all outstanding shares of Cordis common stock at a price of $100 per share (the "Cash Offer").  That price represented a 16% premium over the trading price of the Company's shares before the Cash Offer was announced and in excess of a 61% premium over the price at which Cordis common stock had traded on July 17, 1995, the day before market rumors of a pending acquisition by J&J caused Cordis's shares to jump $10-3/4, to $72-3/4.  At the time the Cash Offer was announced, J&J expressed its willingness to conduct a negotiated stock acquisition with the Company on a tax-free basis at a price of $105 (the "Stock Offer" and, collectively with the Cash

Offer, the "Offers"), a 22% premium over Cordis's closing price the day before J&J announced its desire to acquire the Company.  The Stock Offer would also permit Cordis shareholders to realize substantial benefits from the synergies which will be generated as a result of the combination of the well-matched businesses of Cordis and J&J.

          4.   At the same time J&J announced the Cash Offer, it announced its intention to conduct a consent solicitation to remove and replace

Cordis's incumbent directors with other candidates and to pursue other measures intended to facilitate a sale of the Company.  J&J has now made filings with the SEC which are necessary to commence a consent solicitation.

          5.   Instead of taking all reasonable steps to assure the

maximization of shareholder value, including the implementation of bidding mechanisms to foster a fair auction of the Company to the highest bidder or the exploration of strategic alternatives which will return greater or comparable short-term and long-term value to plaintiff and the Class, the

Individual Defendants, the directors of Cordis, have wrongfully refused to consider a bona fide offer for the Company at a price substantially in
           ---- ----

excess of the market price of Cordis common stock prior to the announcement of the Offers.  Defendants' conduct is in abrogation of their fundamental fiduciary duties to the public stockholders of Cordis to seek to maximize the value of the Company's stock.

          6.   The conduct complained of herein is designed by the

Individual Defendants and other members of Cordis senior management to entrench the officers and directors of Cordis in the management and control of the Company and to advance their own personal interests at the expense of Cordis's public shareholders.  Indeed, defendants' present conduct represents the culmination of an entire series of steps which the

Individual Defendants have taken to deter and ultimately thwart any efforts to acquire the Company which they have not initiated or approved.  In furtherance of these efforts, the Individual Defendants have adopted and utilized, among other defensive weapons, a stockholder rights plan, known in the parlance of the financial marketplace as a "poison pill," which is designed to deter
unsolicited acquisition offers by creating severe economic penalties for any person attempting to effect a business combination with Cordis without the approval of the Individual Defendants.  Cordis's poison pill (the

"Poison Pill") was adopted on Tuesday, October 17, 1995, just two days before J&J launched the Cash Offer.  Cordis misleadingly represented at that time that the Poison Pill was not adopted in response to any known or expected takeover efforts, although the Company had just refused to meet with J&J regarding the latter's serious expression of interest in effectuating an acquisition of Cordis.

          7.   The Individual Defendants' preconceived plan and scheme to thwart a fair and open auction that would maximize shareholder value is intended to entrench themselves in office and to protect and advance their own financial interests at the expense of the Company and its public shareholders.  These actions effectively increase and consolidate the

Individual Defendants' control and power over the management of Cordis and perpetuate their employment and receipt of substantial salaries and other valuable consideration and remuneration from Cordis at the expense of the

Company's shareholders.

          8.   Plaintiff also brings this action pursuant to Section 14(a)

of the Williams Act and Rule 14a-9 promulgated thereunder seeking a determination that the election of directors at Cordis's annual meeting held on October 10, 1995 (the "Annual Meeting"), was invalid and void because the proxy statement disseminated in connection therewith (the

"Proxy Statement")
misrepresented and omitted material facts in breach of the Cordis directors' full disclosure obligations under federal and state law.  The

Court should, inter alia, order a new annual meeting to be held forthwith
              ----- ----

after full disclosure of all material facts.

          9.   Among other remedies, preliminary and permanent injunctive relief are sought to protect Cordis public shareholders from the imminent breach of duties owed to them by the Individual Defendants.

                           JURISDICTION AND VENUE
                           ----------------------

          10.  The claims asserted herein arise pursuant to Section 14(a)

of the Exchange Act, 15 U.S.C. Sec. 78n(a), the rules and regulations promulgated by the SEC thereunder and under applicable state law.

          11.  This Court has subject matter jurisdiction over this action pursuant to Section 27 of the Exchange Act, 15 U.S.C. Sec. 78aa, and 28 U.S.C.

Sec.Sec. 1331(a) and 1367(a).

          12.  Venue is appropriate in this District pursuant to 28 U.S.C.

Sec. 1391(b) and (c).  Defendant Cordis is incorporated in the State of

Florida and certain of the acts and occurrences underlying this Complaint have occurred in this District.

                                  PARTIES
                                  -------

          13.  Plaintiff Mary Pratt is and has been at all relevant times an owner of Cordis common stock who has been damaged and is threatened with further injury by the wrongful actions of the defendants as set forth herein.  Plaintiff brings
this action as a class action on behalf of the public shareholders of

Cordis.

          14.  (a)  Defendant Cordis is a Florida corporation with its principal executive office located at 14201 Northwest 60th Avenue, Miami

Lakes, Florida 33014.

               (b)  The Company and its subsidiaries are engaged in the

design, manufacture and sale of medical devices and systems for the cardiology, electrophysiology, radiology, interventional neuroradiology and neuroscience markets.  Cordis is the world's third-largest balloon-

angioplasty manufacturer.

               (c)  As of August 15, 1995, the Company had 16,392,697

shares outstanding.  Those shares are actively traded on the over-the-

counter NASDAQ market.

          15.  (a)  Defendants Catherine M. Burzik, David R. Challoner,

Richard W. Foxen, Donald F. Malin Jr., William J. Razzouk, Robert C.

Strauss, Jan L. de Ruyter van Steveninck, Wilton W. Webster Jr. and

Patricia K. Woolf are the present members of the Board of Directors of

Cordis (the "Board").  Together with Robert Marston, who stepped down from the Cordis Board on October 10, 1995, they are referred to herein as the

"Individual Defendants."

               (b)  Defendant Strauss also serves as the Company's Chief

Executive Officer and President.  He has served as the Company's Chairman of the Board since October 10, 1995, when Marston left that post.  In the year ended June 30, 1995, defendant Strauss received $490,185 in salary,

bonus and other
annual compensation from Cordis.  Strauss was also granted 25,000 shares of

Cordis common stock and received payouts valued at $563,477 (50% of which was in Cordis stock and 50% of which was in cash) pursuant to the Company's

1991 Performance Unit Award Plan.

               (c)  Defendant Marston received $75,000 in compensation from the Company in 1994.

               (d)  Each of the other Individual Defendants also receives substantial annual compensation from defendant Cordis.  In derogation of their fiduciary duties to the Company's stockholders, each has personal and financial interests in thwarting any threat to the incumbency and control exercised by Cordis' senior management and members of its Board.  Each non-

management director, other than defendant Marston, receives an annual fee of $20,000, among other substantial benefits and perquisites of office.

Each of those Individual Defendants also receives a fee of $1250 for each

Board meeting attended and $750 for each committee meeting attended.

Committee chairmen are paid $1000 for each committee meeting attended.

Board members also receive 2000 shares of Cordis common stock annually.

               (e)  As of August 22, 1995, Cordis' directors and officers owned beneficially 1,584,751 shares, or 9.67% of the Company's common stock.

          16.  By virtue of their positions as directors and/or officers of

Cordis and their exercise of control over the business and corporate affairs of Cordis, the Individual

Defendants have, and at all relevant times had, the power to control and influence, and did control and influence and cause Cordis to engage in the practices complained of herein.  The Individual Defendants owed and owe

Cordis and its stockholders fiduciary obligations and were and are required to: use their ability to control and manage Cordis in a fair, just and equitable manner; act in furtherance of the best interests of Cordis and its stockholders to maximize stockholder value; govern Cordis in such a manner as to heed the expressed views of its public shareholders; refrain from abusing their positions of control; and refrain from advancing their own interests at the expense of Cordis and its stockholders.

          17.  By virtue of the acts and conduct alleged herein, the

Individual Defendants, who control the actions of Cordis, are breaching their fiduciary duties to the public shareholders of the Company.

          18.  The Individual Defendants are sued individually and as co-

conspirators and (as to non-Exchange Act claims) aiders and abettors, as well as in their capacity as officers and/or directors of Cordis, and the liability of each arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                          CLASS ACTION ALLEGATIONS
                          ------------------------

          19.  Plaintiff brings this action for declaratory, injunctive and other relief on his own behalf and as a class action on behalf of all common stockholders of Cordis (except defendants herein and any person,

firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are being specially injured and deprived of the opportunity to maximize the value of their Cordis shares by the wrongful acts of the Individual Defendants described herein (the "Class") and whose franchise and ownership rights have been impaired by the unlawful actions complained of herein.

          20.  This action is properly maintainable as a class action for the following reasons:

               (a)  The Class is so numerous that joinder of all members is impracticable.  As of August 15, 1995, the Company had 16,392,697 shares outstanding held by hundreds, if not thousands, of shareholders of record and beneficial owners scattered throughout the United States.

               (b)  The parties defending against the Class have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate the final injunctive and declaratory relief requested herein.

Plaintiff and the Class have a common and undivided interest in obtaining the injunctive and declaratory relief requested herein.

               (c)  There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual

Class member.  These common questions include, inter alia, the following:
                                               ----- ----

                     (i) whether the Individual Defendants have breached

the fiduciary and other common law duties owed by them to plaintiff and other members of the Class by, inter alia, failing and refusing to attempt
                               ----- ----

in good faith to maximize shareholder value in the contemplated acquisition of Cordis by a third party;

                    (ii) whether defendants are wrongfully impeding

takeover attempts at the expense of Cordis's public stockholders;

                   (iii) whether defendants have engaged and are continuing

to engage in a plan and scheme to entrench themselves in their positions of control within Cordis at the expense of Cordis's public stockholders;

                    (iv) whether the election of directors at the Company's

October 10, 1995 Annual Meeting was invalid;

                     (v) whether plaintiff and the other members of the

Class would be irreparably damaged were the Individual Defendants not enjoined from continuing in the conduct described in this Complaint; and

                    (vi) whether plaintiff and the other members of the

Class are being or will continue to be injured by the wrongful conduct alleged herein and, if so, what is the proper rendering and/or measure of damages.

          21.  The claims of plaintiff are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class.  Plaintiff is an adequate representative of the Class and has retained counsel experienced in class and shareholder litigation.

Plaintiff will fairly and adequately protect the interests of the Class.

          22.  A class action is superior to other available methods for the fair and efficient adjudication of this action, and no unusual difficulties are likely to be encountered in the management of this action as a class action.  The likelihood of individual class members prosecuting separate claims is remote as a result of the substantial expense such an individual litigation would entail.

                          SUBSTANTIVE ALLEGATIONS
                          -----------------------

A.   The Substantial Benefit of a J&J/Cordis Merger
     ----------------------------------------------

          23.  J&J, like Cordis, has built a substantial position in recent years in the coronary care device business.  In particular, J&J has achieved great success in marketing its coronary stent, a wire-mesh cylinder which is implanted in coronary arteries to keep them open.

          24.  As Cowen & Co. analyst Dan Lemaitre stated in the October

20, 1995 edition of The Wall Street Journal, a combination of Cordis and
                    -----------------------

J&J consequently "makes terrific sense from a strategic point of view."

J&J's stents are implanted in artery walls following the treatment of those arteries with angioplasty balloons, the largest source of Cordis's revenues.

Once the angioplasty balloons are threaded into clogged arteries to reopen them, stents are inserted to improve circulation through the arteries on a long-term basis.  Without the insertion of a stent, the arteries of approximately 40% of angioplasty patients clog again.  Among the products manufactured by Cordis is a high-pressure angioplasty balloon that is used to implant artery stents, including those manufactured by J&J.

          25.  Despite the dramatic success it has experienced with its stent business (the product, which was introduced only a year ago, is expected to produce $450 million in sales for J&J this year), J&J has been unable to broaden its line of cardiovascular products.  J&J consequently views Cordis as a natural fit with its stent business.  A combination of the two companies would, as The Wall Street Journal reported on October 20,
                            -----------------------

"create a powerful competitor in the coronary-artery market" by enabling the combined entity to market itself as a one-stop shop for coronary-artery products.  Such streamlined marketing is becoming an increasingly significant factor in achieving success in the medical device market as hospitals seek to cut costs by limiting the number of suppliers with which they do business.  By combining J&J's stent products with Cordis's other coronary devices, the combined entity will also achieve increased pricing flexibility by packaging the two companies' complementary products.

          26.  A combination of the two companies would further benefit

Cordis by enabling the Company to improve its ability to quickly introduce new products to the market, an obvious necessity in the fast-changing medical device business.  As a Southeast Research Partners analyst stated in a January 24, 1995 Reuters report, "It's been hard for

[Cordis] to ramp up the manufacturing, training and introduction of new products into the market as fast as they would like."  J&J's massive manufacturing and distribution networks will enable the Company to overcome these current shortcomings.

          27.  J&J's proposed Stock Merger would permit the Company's shareholders to share in the future benefits of this business combination as the holders of J&J common stock.  The Cash Offer, while it offers Cordis shareholders a substantial premium over the pre-announcement market price of their Cordis shares, does not present shareholders with that opportunity to share in the future appreciation of the combined entity's value.  J&J's proposed Stock Offer also offers Cordis shareholders an opportunity to collect a substantial premium on a tax-free basis.  In contrast, if the

Board maintains its current stonewalling tactics, J&J has announced its intention to proceed with and seek to implement the lower priced, taxable

Cash Offer.

B.   J&J's Attempts to Acquire Cordis
     in a Negotiated Transaction
     ---------------------------------

          28.  In light of the substantial synergies that will be generated by a combination of J&J and Cordis, J&J has persistently and actively pursued a negotiated business combination with Cordis.  Beginning in 1992,

representatives of a J&J subsidiary have engaged in intermittent discussions with,
among other representatives of Cordis, defendant Strauss, regarding potential business ventures.

          29.  More recently, on September 5, 1995, Ralph Larsen, J&J's

Chairman and CEO, telephoned defendant Marston, to express J&J's interest in pursuing a negotiated acquisition of Cordis.  Later the same day, Larsen was contacted by defendant Foxen and the two discussed a potential acquisition of Cordis.  Foxen agreed at that time that he and Marston would meet with Larsen on September 12, 1995, in New York City.

          30.  Larsen and Robert N. Wilson, Vice Chairman of J&J, met with defendants Marston and Foxen on September 12, 1995.  At that time, the J&J representatives outlined J&J's desire to acquire Cordis in a tax-free,

stock-for-stock merger.

          31.  The next day, Larsen was contacted by defendant Marston, who requested that Larsen contact defendant Strauss.  During that conversation,

Strauss, after first expressing reluctance to meet with Larsen prior to the

Company's Annual Meeting, agreed to convene such a meeting on September 21 or 22, 1995.

          32.  On September 15, 1995, Larsen called Strauss and a meeting between J&J and Cordis was scheduled for September 21, 1995.  On September

19, 1995, however, Strauss telephoned Larsen and informed him that during the course of a telephonic meeting of the Board it had been decided that no meeting with J&J should be held until after the Company's Annual Meeting,

which was scheduled for October 10, 1995. When Larsen inquired as to the reason for the delay, Strauss responded that the Board felt it required time to do an evaluation of the Company.

C.   Cordis's Annual Meeting
     -----------------------

          33.  On or about September 15, 1995, the Individual Defendants caused a Proxy Statement to be sent to Cordis's shareholders in connection with the Company's annual shareholder meeting.  The Annual Meeting was held in the Company's offices on October 10, 1995.  At that meeting, each of the

Individual Defendants was elected or re-elected to the Cordis Board.  In addition, at that meeting, the directors obtained shareholder approval to appoint the account firm of Deloitte & Touche as the Company's auditor.

          34.  The Company further sought approval at the Annual Meeting of the Board's decision to amend the Company's Restated Articles of

Incorporation to increase the number of authorized shares of Cordis common stock from 50,000,000 to 150,000,000.  Among the reasons cited by the

Individual Defendants for adopting that amendment was a desire to facilitate the adoption of "a new shareholders rights plan to replace the

Shareholders Rights Plan which currently expires in September 1996 . . ."

The Individual Defendants represented in the Proxy Statement that "[t]he

Company is not presently engaged in any negotiations with respect to the use of any shares of the additional authorized Common Stock, nor are there currently any commitments, arrangements, understandings or plans with respect to the issuance of such shares."

          35.  The Proxy Statement further stated that the newly-issued shares could operate as an anti-takeover defensive mechanism that:

          could also be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company's officers and directors to be opposed to such an acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the
                                           ----
          completion of a merger, tender offer or other takeover attempt). In fact, the mere existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common Stock might have such effects, the Board of Directors of the Company does not intend or view the proposed increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed
                            ----------------------------------------
          transactions of this type. [Emphasis added.]
          -------------------------


          36.  The Proxy Statement was consequently materially inaccurate,

false and misleading.  Cordis had been approached by J&J concerning a proposed acquisition well in advance of the date of the Annual Meeting, yet endeavored to conceal this fact from Cordis's shareholders in order to facilitate defendants' entrenchment efforts.  Defendants thus wrongly acted and conspired to conceal any disclosure of J&J's overtures when they were seeking shareholder approval of potent new anti-takeover defensive mechanisms and also seeking election or re-election to the Board.

          37.  Furthermore, the Proxy Statement was false and misleading in that, among other things: (i) it failed to disclose the Individual

Defendant's actual entrenchment motives in connection with their proposals;

and (ii) it failed to disclose
that the proposals were made in an attempt to thwart immediate takeover interest.

          38.  When faced with an explicit choice between being permitted to decide for themselves the merits of a potential value-maximizing transaction or granting control to the Board to decide independently to utilize a large number of newly-authorized shares to thwart a takeover in any manner it saw fit, the Company's shareholders soundly rejected this proposal at the Annual Meeting.  The Individual Defendants were, however,

elected (or re-elected) to their positions on Cordis's Board based upon the false representations made in the Proxy Statement.  Cordis further received approval of Deloitte & Touche as the Company's auditors at the Annual

Meeting.

D.   J&J's Acquisition Proposal
     --------------------------

          39.  Despite Strauss's indication that he would meet with

representatives of J&J to discuss a possible acquisition following the

Company's Annual Meeting, the Individual Defendants continued to stonewall

J&J.  The day after the Annual Meeting, Strauss telephoned Larsen and informed him that the Board had met and decided that the Company should remain independent and that Strauss should not meet with J&J.  When Larsen inquired as to how such a decision had been made before the Board had the opportunity to be informed of the specific terms of J&J's proposal, the strategic reasons for a business combination and the benefits to the

Company's shareholders, employees and customers, Strauss simply repeated that he would not meet with

Larsen.  Nevertheless, Larsen expressed to Strauss J&J's continued interest in pursuing a negotiated transaction at that time and urged Strauss and

Cordis to reconsider their apparently intractable position.

          40.  Given the Individual Defendants' refusal to so much as meet with J&J to discuss a possible transaction, J&J decided to commence the

Cash Offer on October 19, 1995.  Pursuant to the Cash Offer, J&J has

offered to purchase all outstanding shares of Cordis common stock, together with all associated rights, at a price of $100 per share, net to the seller in cash.

          41.  In conjunction with its announcement of the Cash Offer, J&J also announced that, if Cordis does not promptly agree to the Stock Offer,

J&J intends to solicit written consents from Cordis's shareholders to remove and replace the Individual Defendants as directors of the Company.

J&J has commenced the procedures necessary to obtain SEC approval of such a consent solicitation.

          42.  In an October 19, 1995 letter to Strauss informing him of the commencement of the Cash Offer, however, J&J expressed its continued

willingness to negotiate a value-maximizing transaction with Cordis.

Specifically, the letter informed Strauss that J&J remained willing to consummate the Stock Offer -- a negotiated, tax-free, stock-for-stock transaction with Cordis at a price of $105 per Cordis share.

          43.  The Offers are fully financed and are not subject to any condition with respect to financing.

          44.  Following the announcement of the Offers, the Individual

Defendants responded with a terse announcement that the Company had "no definitive comment" and stated that the Board "will evaluate and react" to the proposals.

          45.  The widespread belief among market experts is that J&J would be willing to improve upon its already attractive proposal.  For example,

on October 19, 1995, Reuters report quoted Piper Jaffray analyst Archie

Smith as stating, "There's no question in my mind that this is just a starting point."  Similarly, Dow Jones News Service quoted Sam Navarro, an analyst with UBS Securities, as stating, "I wouldn't be surprised if [$105]

was a starting point."

          46.  The belief that J&J or some other acquiror would be willing to improve upon the substantial premium presented by J&J's tax-free $105 proposed merger price is so widespread among investors that, within two days after the announcement of the Offer, Cordis's market price soared to

$109.625, well above the currently-proposed price of the Stock Offer.

          47.  Even without a further price increase, the Stock Offer represents an extremely attractive opportunity to Cordis shareholders.  As

Larsen pointed out in his letter to defendant Strauss on October 19, 1995,

the $105 proposal represents a premium of approximately 70% over the market price of Cordis common stock prior to July 18, 1995, the day rumors of an acquisition of Cordis by J&J were first reported on wire services.  That price is also a 16% premium over the trading

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price of the Company's shares immediately before the Cash Offer was announced.

E.   Defendants' Entrenchment Maneuvers
     ----------------------------------

          48.  Cordis and the Individual Defendants have indicated no willingness to negotiate with J&J for a higher price and have failed to implement any bidding or other market check mechanism designed to elicit a superior offer.

          49.  Indeed, it is reported that Cordis has retained the services of the New York law firm Simpson Thacher & Bartlett and the investment bank

Morgan Stanley Group to assist in Cordis's takeover defense.

          50.  Cordis's failure to open meaningful negotiations with J&J,

coupled with the reported meetings with lawyers and advisors proficient in anti-takeover defensive strategies, indicate that the Cordis Board is not acting loyally and diligently in the bast interests of Cordis's shareholders, but rather is taking steps to entrench existing management and the existing Board.

     1.  The Poison Pill
         ---------------

          51.  In fact, just six days after the Annual Meeting and the shareholders' clear rejection of intensified defensive measures, defendants
                    ---------

swiftly moved to impede a transaction with J&J, or any other potentially value-maximizing transaction, by adopting a new, enhanced Poison Pill shareholder rights plan.  The Poison Pill supplanted a previous shareholder rights plan
that Cordis had implemented on September 12, 1986, and was scheduled to expire in 1996.

          52.  Despite the fact that defendants acknowledged in the Proxy

Statement that the proposal to expand the number of authorized shares of the Company was designed, in part, to facilitate the adoption of a new shareholder rights plan, no mention was made in the Proxy Statement of the material facts that the Company presently intended to adopt, and had plans in place to implement a new, reinforced Poison Pill, which would expand upon the anti-takeover effect of the existing shareholder rights plan, and would be put in place irrespective of the result of the shareholder referendum on the adoption of new defensive measures.

          53.  Pursuant to the Poison Pill, defendants redeemed the rights issued in connection with the Company's 1986 shareholder rights agreement and increased their ability to fend off unsolicited offers for control of the Company.

          54.  The Poison Pill was implemented by declaring a dividend of one capital stock purchase right per share to the Company's shareholders of record as of October 23, 1995.  In the event an outside entity, such as

J&J, acquires a 15% or greater interest in Cordis, the rights will become exercisable and holders of the rights, other than the acquiring entity,

will be entitled to apply the exercise price to the purchase of common shares of the Company at one-half of the then-current market price.

          55.  The Poison Pill represents a significant enhancement of the defensive measures available to the Company under its 1986 shareholder rights plan.  First, the trigger point of the Poison Pill has been set at

15%.  Under the replaced plan, the shareholder rights were issued ten days after a person or group acquired a 20% interest in the Company or announced a tender offer for 30% or more of the Company's stock.

          56.  Moreover, the replaced plan was only a "flip over" poison pill, i.e., it permitted Cordis shareholders to purchase common stock of
      ----

the acquiror equal to twice the value of the exercise price of the right.

Such plans do not prevent acquirors from obtaining a controlling, but less than 100%, interest in a company because the flip-over provision does not become operative unless the acquiror attempts to obtain all of the

Company's common stock by means of a merger or other similar transaction.

          57.  Once J&J or some other acquiror obtained a 50% interest in

Cordis, it would have been simple for the acquiror to dismantle the replaced poison pill by means of a consent solicitation or some other method.

          58.  The new Poison Pill, in addition to this flip-over

provision, provides for a "flip-in" mechanism to enhance the Individual

Defendants' ability to repel unsolicited acquisition efforts.  The flip-in provision provides for Cordis shareholders to purchase shares of Cordis at one-half the market price in the event J&J or some other acquiror obtains a

15% interest in the

Company.  A merger or similar transaction with an outside entity need not be implemented for such a provision to be operative.

          59.  In practice, the Poison Pill makes it prohibitively

expensive to acquire control of Cordis without the consent of the

Individual Defendants, irrespective of the interests of Cordis's shareholders.  In some circumstances, such poison pill plans may deter unfair offers.  Here, however, where a bidder has made an acquisition offer at a substantial premium over market price, negotiations with the bidder regarding redemption of the poison pill and a possible higher acquisition price should be initiated without delay by the Board, which owes the

Company's public shareholders unwavering duties of care and loyalty and an enhanced duty to seek to maximize shareholder value.  Those duties prohibit the directors from unjustifiably and uncompromisingly seeking to block any proposed transaction which may reward shareholders with maximum value for their holdings.  Defendants have thwarted the will of Cordis' shareholders in adopting the Poison Pill within days of the defeat of their proposal at the Annual Meeting to increase the number of authorized shares.

          60.  Given the nature and value of the Offers, the Board should utilize the Poison Pill only to facilitate thorough negotiations with J&J and other potential acquirors of the Company and to employ leverage to obtain a value-maximizing transaction for the Company.  To this point, the

Poison Pill has been utilized only to advance the selfish interests of the

Board
and Cordis's executives in entrenching themselves in office at the expense of the Company's public stockholders.

          61.  The Individual Defendants' failure to utilize the Poison

Pill in a manner designed to maximize shareholder value violates the fiduciary duties they owe to Cordis stockholders because the Individual

Defendants' conduct will deny plaintiff and the Class the opportunity to weigh a bona fide offer for control of Cordis at a price well in excess of
        ---------

the Company's preannouncement market price.  Plaintiff and the Class will suffer irreparable injury if defendants are permitted to continue this pattern of misconduct.

     2.   Florida Anti-Takeover Defenses
          ------------------------------

          62.  In addition to the newly-implemented Poison Pill, Cordis has a number of defenses available for use against hostile bids under applicable Florida corporation law.  These defenses include a provision of

Florida corporation law (FBCA S 607.0902), entitled "Control-Share

Acquisitions."

          63.  The Control-Share Acquisitions statute applies to any corporation (an "Issuing Pubic Corporation") that has not opted out of the statue's coverage that (i) has 100 or more shareholders (ii) has its principal place of business, its principal office, or substantial assets within Florida; and (iii) has either (a) more that 10 percent of its shareholders resident in Florida, (b) more than 10 percent of its shares owned by residents of Florida, or (c) 1,000 shareholders resident in

Florida.  While it is permissible for corporations to opt-out of this provision, Cordis has not exercised that option.

          64.  The Control-Share Acquisitions statute provides that shares in a corporation that are purchased in a control share acquisition have voting rights only to the extent authorized by a majority of shareholders other than holders of interested shares (defined to include shares which are beneficially owned by an acquiring person, any officer of the issuing corporation or any employee of the corporation who is also a director).  A control share acquisition is defined, inter alia, as the acquisition of
                                      ----------

beneficial ownership of shares with a majority or more of all voting power.

A control share acquisition does not include an acquisition which has been approved by the board of directors of the Issuing Public Corporation.

          65.  In proactive, the effect of the Control-Share Acquisitions statute is that shares acquired in an unsolicited tender offer only carry voting rights to the extent authorized by a majority of holders of shares other than those already acquired in the tender offer.  Moreover, the shareholder vote on the resolution regarding the voting rights to be accorded the acquiror's control shares is not required to be taken until the next scheduled special or annual meeting of shareholders, unless the acquiring person delivers a control share acquisition statement to the

Issuing Public Corporation, requests a special meeting of shareholders for the specific purpose of determining
control share voting rights, and agrees to pay the Issuing Public

Corporation's expenses for the special meeting.  In that event, the directors of the Issuing Public Corporation may wait for up to 50 days after receipt of the demand by the acquiring person before holding the special meeting.

          66.  Given the nature and value to Cordis's shareholders of the

Offers, the Board should be permitted to rely upon the protections offered by the Control-Share Acquisition statute only to the extent that such reliance facilitates the thorough negotiation of a value-maximizing transaction wit J&J or another potential acquiror or increases the

Company's leverage in conducting such negotiations.  To date, the

Individual Defendants have given no indication that they intend to limit their reliance upon the statute to such uses or purposes.

          67.  The Individual Defendants' failure to utilize the Control-

Shares Acquisition statute in a manner designed to maximize shareholder value violates the fiduciary duties they owe to Cordis stockholders because the

Individual Defendants' conduct will deny plaintiff and the Class the opportunity to weigh a bona fide offer for control of Cordis at a price
                       ---------

well in excess of the Company's pre-announcement market price.  Plaintiff and the Class will suffer irreparable injury if defendants are permitted to continue this pattern of misconduct.

          68.  Another provision of Florida corporation law (FBCA

607.0901), provides additional protection for the Board against an unsolicited takeover attempt.  That statute, entitled

"Affiliated Transactions,"  applies, inter alia,  to any Florida
                                     ----------

corporation, such as Cordis, that has not opted-out of the statute's coverage.

          69.  The Affiliated Transactions statute was designed to impede coercive and inadequate tender offers and to assure that shareholders in hostile takeovers would receive a fair, non-coercive proposal in any second-step merger.  The statute provides that if a person acquires more than ten percent of a corporation's voting shares (thereby becoming an

"Interested Shareholder"), such Interested Shareholder may not engage in an

"Affiliated Transaction" (defined to include a merger or consolidation)

with that corporation, subject to certain exceptions.  Section 607.0901 does not prohibit and Affiliated Transaction under various circumstances,
     ---

including any instance in which the Affiliated Transaction has been approved by a majority of the Disinterested Directors (as defined therein).

          70.  Given the nature and value to Cordis's shareholders of the

Offers, the Board should be permitted to rely upon the protection offered by the Affiliated Transactions statute only to the extent that such reliance facilitates the thorough negotiation of a value-maximizing transaction with J&J or another potential acquiror or increases the

Company's leverage in negotiating such a transaction.  To date, the

Individual Defendants have given no indication of an intention to limit their reliance upon the statute to such uses or purposes.

          71.  The Individual Defendant's failure to utilize the Affiliated

Transactions statute in a manner designed to maximize shareholder value violates the fiduciary duties they owe to Cordis stockholders because the

Individual Defendants' conduct will deny plaintiff and the Class the opportunity to weigh a bona fide offer for control of Cordis at a price
                       ---------

well in excess of the Company's pre-announcement market price.  Plaintiff and the Class will suffer irreparable injury if defendants are permitted to continue this pattern of misconduct.


F.   Irreparable Injury
     ------------------

          72.  Despite the tremendous value presented by the Offers to

Cordis's shareholders, the Individual Defendants, by virtue of tactics which are solely or primarily designed to entrench themselves in office and their failure to announce an immediate and receptive response, are acting in derogation of the fiduciary duties they owe to Cordis's shareholders to maximize shareholder value and act loyally and diligently in the best interests of the Company's stockholders.

          73.  The defendants' unwillingness to seriously consider J&J's

Offers stems from their desires to entrench themselves in their positions of dominance and control of the Company and to continue to reap the very generous economic benefits which are contingent upon their continued

dominance and control of Cordis and its officers, contrary to the expressed will of the majority of Cordis shareholders.  Instead of proceeding with alacrity and diligence to negotiate further a potential acquisition by J&J or another entity or to develop other value-

maximizing alternatives, the Board is proceeding on a course of resistance and is refusing to implement strategies designed to maximize shareholder value.

          74.  The preliminary and permanent injunctive relief requested herein is therefore necessary to prevent the Company's stockholders from suffering irreparable injury as a result of the Individual Defendants'

intransigence.  There is no adequate remedy at law for the following injuries with which Cordis's shareholders are currently threatened:

               (a)  Cordis's stockholders may be deprived of any

opportunity to receive the benefits of J&J's premium Offers;

               (b)  Cordis's stockholders may be deprived of the

opportunity to choose for themselves whether to receive the benefits of

J&J's Offers or to remain stockholders of an independent Cordis; and

               (c)  Cordis's stockholders will deprived of the opportunity to receive the maximum value possible for their Cordis stock as a result of the Individual Defendants' refusal to negotiate with J&J or seek alternatives in order to maximize short-term and long-term value.


G.   Declaratory Relief
     ------------------

          75.  The Court may grant the declaratory relief sought herein pursuant to 28 U.S.C. Sec. 2201 and Fed. R. Civ. P. 57.  Cordis's expressed unwillingness even to meet to consider or discuss a combination or merger with J&J demonstrates that there
is a substantial controversy between plaintiff, class members and defendants.  The adverse legal interests of the parties are real and immediate.  The granting of the requested declaratory relief will serve the public interest by affording relief from uncertainty and by avoiding delay and will conserve judicial resources by avoiding piecemeal litigation.

                                FIRST CLAIM
                                -----------

          76.  Plaintiff repeats and realleges each allegation contained in paragraphs 1 through 75 as if fully set forth herein.

          77.  This claim alleges violations of fiduciary and other common law duties on the part of the Individual Defendants.

          78.  The Individual Defendants owe fundamental fiduciary

obligations to the Company's shareholders to take all necessary and appropriate steps to maximize the value of Cordis common stock.  In addition, the Individual Defendants are obligated to act independently so that the interest of Cordis public stockholders will be protected, to consider seriously all bona fide offers for the Company, and to conduct
                       ---------

fair and active bidding procedures or other mechanisms for checking the market to assure that the highest value available to Cordis shareholders is achieved.  Further, the directors of the Company must adequately ensure that no conflict of interest exists between defendants' own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exists, to ensure that all
such conflicts are resolved in the best interests of the Company's public stockholders.

          79.  Cordis represents a highly attractive acquisition candidate.

Defendants' conduct has deprived and will continue to deprive the Company's public shareholders of the very substantial control premium now being offered and which further exposure of the Company to the market could provide.

          80.  The Individual Defendants have breached the fiduciary and other common law duties they owe to plaintiff and other members of the

Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class in order to benefit themselves and other members of Cordis's senior management and Board.

          81.  Moreover, the Individual Defendants have refused to take those steps necessary to ensure that the Company's shareholders will receive maximum value for their shares of Cordis stock.  Defendants have refused to consider seriously the J&J Offers and have failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value in selling the Company.

          82.  The Individual Defendants are acting to entrench themselves in their offices and positions and maintain their substantial salaries and perquisites, all at the expense and to the detriment of the public shareholders of Cordis.

          83.  By virtue of the acts and conduct alleged herein, the

Individual Defendants, who control the actions of the Company, have carried out a preconceived plan and scheme to place their own personal interests ahead of the interests of the shareholders of Cordis and thereby entrench themselves in their offices and positions within the Company.  The

Individual Defendants have violated their fiduciary duties owed to plaintiff and the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Company's public shareholders for their own personal benefit.

          84.  As a result of the actions of the Individual Defendants,

plaintiff and other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Cordis's assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of Cordis common stock.

          85.  Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their rights to realize a full and fair value for their stock at a substantial premium over the market price and to compel defendants to carry out their fiduciary duties to maximize shareholder value.

          86.  Only through the exercise of this Court's equitable powers can plaintiff and class members be fully protected from the immediate and irreparable injury which the defendants' actions threaten to inflict.

          87.  Unless enjoined by the Court, defendants will continue to breach the fiduciary duties they owe to plaintiff and the members of the

Class, and/or to aid and abet and participate in such breaches of duty, and will prevent the sale or Cordis at a substantial premium, all to the irreparable harm of plaintiff and the other members of the Class.

          88.  Plaintiff and the Class have no adequate remedy at law.


                                SECOND CLAIM
                                ------------

          89.  Plaintiff repeats and realleges each allegation contained in paragraphs 1 through 88 as if fully set forth herein.

          90.  This claim alleges violations of fiduciary and other common law duties on the part of the Individual Defendants.

          91.  As the directors of a corporation faced with a bona fide
                                                              ---------

offer for the sale of control of the corporation, the Individual Defendants have a duty to act on an informed basis to secure the best value reasonably available to Cordis's public stockholders and their conduct in that regard is subject to enhanced scrutiny.

          92.  As a result of the acts and conduct described above, the

Individual Defendants are not fully informing themselves, are not acting in good faith and have deliberately and/or recklessly breached their fiduciary and other common law duties which they owe to plaintiff and the other members of the Class, have engaged in unfair dealing for their  own benefit and to the detriment of the Class, and have pursued a course of conduct designed to prevent an acquisition of the

Company.  Among other things, the Poison Pill, the Individual Defendants'

refusal to negotiate in good faith with J&J or any other potential acquiror and the Individual Defendants' refusal to remove the Offers from the restrictions presented by Sections 607.0901 and 607.0902 of the Florida corporation law have the effect of entrenching the Individual Defendants in their corporate offices against any real or perceived threat to their control and impair the rights of class members to exercise freedom of choice in a proxy contest or to avail themselves of a bona fide offer to purchase their
                                    ---------

shares by an acquiror not favored by incumbent management.

          93.  To the extent that the conduct of the Individual Defendants is based upon what they perceive to be a threat that J&J or any other third party will acquire control over Cordis, the Individual Defendants have a heightened fiduciary duty to act in the best interest of the Company's public stockholders and to act reasonably with regard to any perceived threat.  They have recklessly and in bad faith violated such duties.

          94.  By virtue of the acts and conduct alleged herein, the

Individual Defendants, who control the actions of the

Company, are carrying out a preconceived plan and scheme to entrench themselves in office, to thwart a fair and open auction of the Company that would maximize shareholder value, and to protect their own financial interest at the expense of plaintiff and other members of the Class.  Such actions are grossly disproportionate to any real or apparent threat to Cordis or its shareholders.  As a result of the steps taken by defendants to thwart a takeover and entrench their positions, plaintiff and the Class have been and will continue to be damaged.

          95.  The Individual Defendants have at all times been fiduciaries of the members of the Class.  As set forth herein, they have breached and are continuing to breach their fiduciary duties to Cordis's shareholders in order to entrench themselves in office and to continue receiving their compensation, fees and other benefits of office.

          96.  The conduct of the Individual Defendants in refusing to negotiate with J&J or any other potential acquiror of Cordis while steadfastly maintaining the preemptive Poison Pill and the anti-takeover defenses available under 607.0901 and 607.0902 in place constitutes a violation of that duty.  The Individual Defendants have not undertaken reasonable efforts to identify and ascertain the risk, if any, presented by

J&J's Offers.  Furthermore, the preemptive defensive tactics adopted by defendants in response to the Offers are not reasonable in relation to any threat which may be presented to Cordis and its stockholders.

          97.  By reason of the foregoing, the Individual Defendants have violated their fiduciary duties to plaintiff and the Class by failing to ensure that the defensive tactics they adopt are reasonable under the circumstances and are designed not to interfere with the goal of maximizing shareholder value.

          98.  As a result of the actions of the Individual Defendants,

plaintiff and other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Cordis's assets and businesses and/or have been and will be prevented from obtaining a fair and adequate price for their shares of Cordis common stock.  Defendants are unlawfully manipulating the corporate machinery of

Cordis for their own benefit.

          99.  Plaintiff seeks preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiff and the Class of their rights to realize a full and fair value for their stock at a substantial premium over the market price and to compel defendants to carry out their fiduciary duties to maximize shareholder value and not adopt or employ draconian anti-

takeover measures.

          100. Only through the exercise of this Court's equitable powers can plaitiff and class members be fully protected from the immediate and irreparable injury which the defendants' actions threaten to inflict.

          101. Unless enjoined by the Court, defendants will continue to breach the fiduciary duties they owe to plaintiff and the members of the

Class, and/or to aid and abet and participate in such breaches of duty, and will continue to entrench themselves in office, all to the irreparable harm of plaintiff and the other members of the Class, and in defiance of the wishes of Cordis shareholders.

          102. Plaintiff and the Class have no adequate remedy at law.



                                THIRD CLAIM
                                -----------

          103. Plaintiff repeats and realleges each allegation contained in paragraphs 1 through 102 as if fully set forth herein.

          104. This claim arises under Section 14(a) of the Exchange Act,

Rule 14a-9 promulated thereunder and related common law.

          105. Section 14(a) and Rule 14a-9 require proxy statements to fully and fairly disclose all information necessary for a shareholder to make an informed decision regarding how to vote his or her shares.

Specifically, Rule 14a-9 prohibits the use of false or misleading statements or omissions of material fact in the solicitation of proxies.

Florida law similarly requires complete candor when directors solicit the votes or approval of a company's shareholders.

          106. Cordis and the Individual Defendants disseminated a Proxy

Statement date September 15, 1995, to Cordis stockholders of record on August 15, 1995, in connection with Cordis's

October 10, 1995 Annual Meeting.  All of the members of the Board (the

Individual Defendants herein) were nominated for election or re-election to the Board at the Annual Meeting.  The accounting firm Deloitte & Touche was also proposed to shareholders as the Company's auditors.  Furthermore, an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Cordis common stock from 50,000,000 to

150,000,000 was also proposed at the meeting.

          107. At the Annual Meeting, all of the members of the Board received the requisite majority vote for election to the Board and Deloitte

& Touche was approved as the Company's auditor.  The anti-takeover amendment to the Company's Restated Articles of Incorporation was, however,

defeated.

          108. In the Proxy Statement, defendants represented, among other things, that "[t]he Company is not presently engaged in any negotiations with respect to the use of any shares of the additional authorized Common

Stock, nor are there currently any commitments, arrangements,

understandings or Plans with respect to the issuance of such shares."

Defendants also represented that they were not "aware of any proposed transactions" which would involve any actual or potential change of control over Cordis.

          109. These statements were materially false and incomplete and omitted to state material facts necessary to make the statements made not misleading.  Well in advance of the

Annual Meeting, J&J had approached Cordis to negotiate a friendly acquisition of the Company.  In fact, either before or within one day of

Annual Meeting, the Board decided to undertake all steps necessary to prevent an acquisition of the Company by J&J, friendly or otherwise.

          110. The Proxy Statement also stated that one effect of the proposed amendment to the Company's Restated Articles of Incorporation

would be to facilitate the Company's adoption of a new shareholder rights plan.  Despite that statement, however, the Proxy Statement failed to disclose that the Individual Defendants were then actively considering the adoption of one Poison Pill, a measure designed to provide the Individual

Defendants with additional weapons with which to thwart J&J's efforts to obtain control of Cordis, and were implementing the necessary procedures to immediately adopt a replacement (and reinforced) Poison Pill.

          111. Within six days of the Annual Meeting, defendants had adopted the new Poison Pill, despite the disapproving vote at the Annual

Meeting.  Defendants' misleading disclosures were consequently an integral component of their efforts to entrench themselves in office, and thwart

J&J's (undisclosed) expression of interest in the Company, as well as the wishes of Cordis' stockholders.

          112. Under the circumstances, defendants were obligated to disclose the material facts that J&J was in the midst of efforts to acquire

Cordis and that defendants planned to adopt the Poison Pill to impede and thwart those efforts, particularly in light of defendants' misleading statement that they were aware of no acquisition proposals for the Company.

          113. Less than two weeks after the meeting, these material facts were belatedly disclosed for the first time in connection with J&J's tender offer materials with respect to its unsolicited takeover effort.  If

Cordis's stockholders had been apprised of these material facts by defendants in a timely manner, they could have been motivated to vote against the election of the Individual Defendants as directors and clearly conveyed to Cordis's Board that entrenchment tactics, self-dealing and refusal to entertain premium offers are neither fair nor acceptable to the public stockholders.  Such facts would, at a minimum, have assumed clear-

cut significance in the deliberations of Cordis's shareholders.

          114. Because of defendants' defective disclosure, the election of directors and other matters voted on at the 1995 Annual Meeting were not properly voted upon in accordance with applicable federal and state law.

Accordingly, the election of directors at the 1995 Annual Meeting should be invalidated and the approval of Deloitte & Touche as the Company's auditors should be similarly revoked.

          115. Plaintiff and the Class have no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

               (a)  Declaring this to be a proper class action and

certifying plaintiff as the class representative;

               (b)  Ordering the Individual Defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by announcing their intentions to:

                     (i) cooperate fully with any entity or person,

including J&J, having a bona fide interest in proposing any transaction
                        ---- ----

which would maximize shareholder value, including but not limited to, a buy-out or takeover of the Company;

                    (ii) immediately undertake an appropriate evaluation of

Cordis's worth as a merger or acquisition candidate;

                   (iii) take all appropriate steps necessary to enhance

the Company's value and attractiveness as a merger/acquisition candidate;

                    (iv) take all appropriate steps necessary to

effectively expose Cordis to the marketplace in an effort to create an active auction for control of the Company;

                     (v) act independently so that the interests of the

Company's public shareholders will be protected; and

                    (vi) adequately ensure that no conflicts of interest

exist between the Independent Defendants' own interests and their fiduciary obligation to maximize shareholder value or, in the event such conflicts exist, to ensure that all conflicts of interest are resolved in the best interests of the public shareholders of Cordis;

               (c)  Declaring that the Individual Defendants and each of

them have violated their fiduciary duties to the Class;

               (d)  Enjoining defendants from erecting any unlawful

barriers to the acquisition of the Company by any third party which would make Cordis less attractive as an acquisition candidate;

               (e)  Enjoining defendants from abusing the corporate

machinery of the Company for the purpose of entrenching themselves in office;

               (f)  Ordering the Individual Defendants to take steps to

facilitate a premium acquisition by utilizing the Poison Pill exclusively in a manner designed to maximize shareholder value;

               (g)  Ordering the Individual Defendants to take steps to

facilitate a premium acquisition by utilizing the Poison Pill and

Sec. 607.0901 and 607.0902 exclusively in a manner designed to maximize shareholder value;

               (h)  Voiding the election of directors at the October 10,

1995 Annual Meeting, invalidating all other matters considered at that meeting, and directing that defendants issue appropriate disclosures with respect to all such matters;

               (i)  Ordering the Individual Defendants, jointly and

severally to account to plaintiff and the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

               (j)  Alternatively, awarding plaintiff and the Class

compensatory damages;

               (k)  Awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and

               (l)  Granting such other and further relief as may be just and proper.

                                JURY DEMAND
                                -----------

          Plaintiff hereby demands a trial by jury.

Dated:    October 24, 1995

                                        BURT & PUCILLO



                                        By:  /s/ Michael J. Pucillo
                                             -------------------------
                                             Michael J. Pucillo
                                             Florida Bar No. 261033
                                             Wendy H. Zoberman
                                             Florida Bar No. 434670
                                             222 Lakeview Avenue
                                             Suite 300 East
                                             West Palm Beach, FL  33401
                                             (407) 835-9400

                                        MILBERG WEISS BERSHAD HYNES &
                                        LERACH



                                        By:  /s/ David J. Bershad
                                             -------------------------
                                             David J. Bershad
                                             Steven G. Schulman
                                             James P. Bonner
                                             One Pennsylvania Plaza
                                             New York, New York  10119
                                             (212) 594-5300

                                        STULL STULL & BRODY
                                        Jules Brody
                                        6 East 45th Street
                                        New York, New York  10017
                                        (212) 687-7230


                                        WEISS & YOURMAN
                                        Joseph Weiss
                                        319 Fifth Avenue
                                        New York, New York  10016
                                        (212) 532-4171






























































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